Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 5, 2007, relating to the consolidated financial statements of Matrix Laboratories Limited and its subsidiaries (the “Company”) appearing in Form 8-K/A of Mylan Laboratories Inc. and its subsidiaries and to the reference to us under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/  Deloitte Haskins & Sells